Exhibit 99.1

New York Community Bancorp, Inc. Sets Date Of 2018 Annual Meeting Of Shareholders

WESTBURY, N.Y., Feb. 26, 2018 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today announced that Tuesday, June 5th, has been established as the date of its 2018 Annual Meeting of Shareholders.

The meeting will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Time.

The date of record for voting at the Annual Meeting will be April 10, 2018 and proxy materials will be mailed to shareholders of record on or about April 26th.

About New York Community Bancorp, Inc.
Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. At December 31, 2017, the Company reported assets of $49.1 billion, loans of $38.4 billion, deposits of $29.1 billion, stockholders' equity of $6.8 billion, and a market cap of $6.4 billion.

Reflecting our growth through a series of acquisitions, the Community Bank operates 225 branches through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona, while the Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Investor Contact:	Salvatore DiMartino
(516) 683-4286

Media Contact:	Kelly Maude Leung
(516) 683-4032